UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Youbet.com, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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Youbet.com, Inc.
5901 De Soto Avenue
Woodland Hills, California 91367
Telephone: (818) 668-2100
Dear Fellow Stockholder:
You are cordially invited to attend Youbet.com’s Annual Meeting of Stockholders to be held on June 13, 2007, beginning at 10:00 a.m., Pacific Time, at our executive offices located at 5901 De Soto Avenue, Woodland Hills, California 91367.
You are being asked to elect nine directors to hold office for a term of one year or until their successors are duly elected and qualified. Your Board of Directors urges you to read the accompanying proxy statement and recommends that you vote FOR all of the proposed nominees for election to our Board.
Your Board of Directors appreciates and encourages stockholder participation in Youbet.com’s affairs. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Accordingly, we request that you complete, sign, date and mail the enclosed proxy card in the envelope provided or vote via telephone or the Internet at your earliest convenience so that your vote will be counted at the meeting.
Thank you for your cooperation.
Very truly yours,
/s/ Charles F. Champion

Charles F. Champion
Chairman of the Board, President and
Chief Executive Officer

NOTICE OF THE 2007 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
INFORMATION ABOUT THE COMPANY’S STOCK OWNERSHIP
INFORMATION ABOUT CONTINUING DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS
INFORMATION ABOUT THE BOARD OF DIRECTORS AND BOARD COMMITTEES
COMPENSATION OF EXECUTIVE OFFICERS
DIRECTOR COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSALS TO BE VOTED UPON
OTHER MATTERS
FORWARD-LOOKING STATEMENTS
Appendix A

Youbet.com, Inc.
5901 De Soto Avenue
Woodland Hills, California 91367
Telephone: (818) 668-2100
NOTICE OF THE 2007 ANNUAL MEETING OF STOCKHOLDERS
The 2007 Annual Meeting of Stockholders of Youbet.com, Inc. will be held on June 13, 2007, beginning at 10:00 a.m., Pacific Time, at Youbet’s executive offices located at 5901 De Soto Avenue, Woodland Hills, California 91367, for the following purposes:
1.	To elect a Board of Directors of nine members to hold office for a term of one year or until their successors are duly elected and qualified;
and
2.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
Stockholders of record at the close of business on April 23, 2007 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof. A complete list of these stockholders will be available at least ten days prior to the Annual Meeting at Youbet’s executive offices located at 5901 De Soto Avenue, Woodland Hills, California 91367.
Stockholders are requested to complete, sign, date and mail the enclosed proxy card in the envelope provided. No postage is required if the proxy card is mailed in the United States. Alternatively, stockholders may vote via telephone or the Internet.
By Order of the Board of Directors,
/s/ Gary W. Sproule

Gary W. Sproule
Corporate Secretary
Woodland Hills, California
April 30, 2007

Youbet.com, Inc.
5901 De Soto Avenue
Woodland Hills, California 91367
Telephone: (818) 668-2100

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 13, 2007

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
The Annual Meeting of Stockholders of Youbet.com, Inc. will be held on June 13, 2007, beginning at 10:00 a.m., Pacific Time, at Youbet’s executive offices located at 5901 De Soto Avenue, Woodland Hills, California 91367. At the Annual Meeting, stockholders will be asked to (i) elect nine directors of Youbet to hold office for a term of one year or until their successors are duly elected and qualified, and (ii) transact such other business as may properly come before the meeting. This proxy statement, together with the accompanying notice and enclosed proxy card, are first being sent to stockholders on or about May 4, 2007.
Who is entitled to attend and vote at the Annual Meeting?
Stockholders of record at the close of business on April 23, 2007 are entitled to attend and vote at the meeting. Each share of common stock is entitled to one vote. The proxy card provided with this proxy statement indicates the number of shares of our common stock that you own and are entitled to vote.
What constitutes a quorum at this Annual Meeting?
The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date of April 23, 2007, will constitute a quorum for purposes of this meeting. As of the record date, 42,025,199 shares of common stock were issued and outstanding. Proxies received but marked “withhold” or “abstain” and broker non-votes will be counted for purposes of determining whether a quorum exists at the Annual Meeting. A “broker non-vote” occurs when a broker holding shares of common stock as nominee for the beneficial owner signs and returns a proxy card to us but does not vote on a particular proposal because the broker has not received instructions on how to vote from the beneficial owner of our common stock and the broker does not have discretionary voting power from the beneficial owner with respect to that proposal. Please note that your bank or broker cannot vote on your behalf on “non-routine” proposals without your instructions.
How do I vote by proxy?
Your vote is very important. Whether or not you plan to attend the meeting, we urge you to complete, sign and date the enclosed proxy card and return it in the envelope provided. No postage is required if your proxy card is mailed in the United States. Alternatively, you may vote via telephone or the Internet.
If you properly fill in your proxy card and we receive it in time to vote at the meeting or if you vote via telephone or the Internet, your “proxy” (one of the individuals named on your proxy card) will vote your shares on your behalf as you have directed on your proxy card. If you sign the proxy card but do not make specific choices for the voting of your shares, then your proxy will vote your shares of common stock as recommended by the Youbet Board of Directors (the Board), that is, FOR the election of all nine nominees for director.
If any other matter is presented, your proxy will vote your shares in accordance with your proxy’s best judgment. At present, the Board knows of no other business that is intended to be acted on at the meeting.

Can I vote by telephone or on-line?
Yes. Voting via the Internet or by telephone is fast, convenient and your vote is immediately confirmed and tabulated. If you choose to vote by telephone or the Internet, instructions to do so are set forth on the enclosed proxy card. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number, which appears in the shaded area at the top of the proxy card. These procedures, which comply with Delaware law, allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. If you vote by telephone or the Internet, you do not have to mail in your proxy card, but your vote must be received by 11:59 p.m., New York City Time, on June 12, 2007.
If you own your shares in your own name, you can vote via the Internet in accordance with the instructions provided on the enclosed proxy card. If your shares are held by a bank, broker or other nominee, you can also vote via the Internet or by telephone. The instructions to vote via the Internet or by telephone will be provided on the voting form supplied by your bank or broker. You may need to contact your bank or broker to vote.
How do I vote if my shares are held by my broker?
If your shares of common stock are held by your broker in “street name”, you should instruct your broker concerning how to vote your shares in the manner provided by your broker.
Can I change my vote after I return my proxy card?
Yes. You may change your vote at any time before the proxy is exercised at the meeting. To change your vote, you may:
1.	File with Youbet’s Secretary a written notice “revoking” your earlier vote;

2.	Submit a properly completed and signed proxy card with a later date; or

3.	Appear in person at the meeting, declare your prior proxy to be revoked and then vote in person at the meeting (although merely attending the meeting will not revoke your proxy).
You may need to contact your bank or broker to vote.
How do I vote in person?
If you plan to attend the meeting and vote in person, we will give you a ballot or a new proxy card when you arrive at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must contact such entity with respect to the procedure for you to vote in person.
What vote is required to approve each proposal?
Directors are elected by a “plurality”. That is, the nine nominees for director who receive the most votes from those shares present or presented at the meeting will be elected. Unless otherwise instructed on your signed proxy, your shares will be voted FOR the election of all nine directors. If you do not vote for a particular nominee, or if your broker does not vote your shares of common stock held in street name, or if you withhold authority for one or all nominees, your vote will not count either “for” or “against” the nominee, although it will be counted for purposes of determining whether there is a quorum present at the meeting.
Generally, the affirmative vote of a majority of the outstanding shares of common stock present or represented at the meeting and which are entitled to vote on the matter is required for any other matters which may properly come before the meeting. At present, the Board knows of no other matters to be presented for stockholder action at the meeting.

Are there any dissenters’ rights of appraisal?
The Board is not proposing any action for which the laws of the State of Delaware, the Certificate of Incorporation or the Amended and Restated Bylaws of Youbet provide a right of a stockholder to dissent and obtain appraisal of or payment for such stockholder’s shares of common stock.
How are proxies being solicited?
Proxies will be solicited on our behalf principally by mail, but additional solicitations may be made by telephone or other media by our officers, employees or agents. We may enlist the assistance of brokerage houses, fiduciaries, custodians and other third parties in soliciting proxies. All solicitation expenses, including costs of preparing, assembling and mailing proxy material, will be borne by us.
Where are Youbet’s principal executive offices?
Youbet’s principal executive offices are located at 5901 De Soto Avenue, Woodland Hills, California 91367.
How can I obtain additional information about Youbet?
A copy of Youbet’s annual report for the year ended December 31, 2006 accompanies this proxy statement. Upon written request of any Youbet stockholder, Youbet will furnish such stockholder without charge a copy of its annual report on Form 10-K (without exhibits) for the year ended December 31, 2006. Please address all such requests to Youbet.com, Inc., 5901 De Soto Avenue, Woodland Hills, California 91367, Attention: Secretary.
Youbet is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the Exchange Act), which requires that Youbet file reports, proxy statements and other information with the Securities and Exchange Commission (the SEC). The SEC maintains a website on the Internet that contains reports, proxy and information statements and other information regarding registrants, including Youbet, that file electronically with the SEC. The SEC’s website address is http://www.sec.gov. In addition, Youbet’s Exchange Act filings, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and at the SEC’s regional offices in New York City and Chicago. Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549, upon payment of the SEC’s customary fees. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330.

INFORMATION ABOUT THE COMPANY’S STOCK OWNERSHIP
Which stockholders own at least 5% of Youbet’s common stock?
As of March 31, 2007, there were 42,011,425 shares of common stock outstanding. The table below lists entities who are known to beneficially own more than 5% of Youbet’s common stock.

	Amount of
	Shares Beneficially	Percent of
Name and Address of Beneficial Owner	Owned	Shares Outstanding

New World Opportunity Partners I, LLC 1603 Orrington Avenue, Suite 1600 Evanston, Illinois 60201	3,914,143 (1)	9.3%

JPMorgan Chase & Co. 270 Park Avenue New York, New York 10017	2,749,767 (2)	6.5%

(1)	The shares reported in the table as beneficially owned by New World Opportunity Partners I, LLC (NWOP I) is based on a filing on Schedule 13D filed with the SEC on April 3, 2007.

(2)
The shares reported in the table as beneficially owned by JP Morgan Chase & Co. is based solely on a filing on Schedule 13G reporting beneficial ownership to the SEC as of June 27, 2006 and a filing on Schedule 13G/A reporting beneficial ownership to the SEC as of December 29, 2006.

How much common stock is owned by Youbet’s officers, directors and nominees for director?
The following table sets forth, as of March 31, 2007, the amount of our common stock beneficially owned by:
•	Our named executive officers;

•	Directors and nominees; and

•	All directors and executive officers as a group.
Stock Ownership of Executive Officers, Directors and Nominees

	Amount and
	Nature of		Percent of
Name of Beneficial Owner(1)	Beneficial Ownership		Shares Outstanding(2)

Charles F. Champion	1,762,500	(3)	4.0%
Gary W. Sproule	410,000	(4)	1.0%
Scott Solomon	175,000	(5)	0.4%
David M. Marshall	1,572,787	(6)	3.7%
Gary Adelson	105,000	(7)	0.2%
Joseph F. Barletta	110,250	(8)	0.3%
James Edgar	157,692	(9)	0.4%
F. Jack Liebau	32,500	(10)	*
R. Douglas Donn	27,500	(11)	*
Steven C. Good	30,000	(12)	*
Michael Brodsky	3,916,143	(13)	9.3%
Jay R. Pritzker	—	(13)	—

All directors, nominees and executive officers as a group — 12 persons	8,297,372		19.6%

*	Less than one percent.

(1)
Beneficial ownership is determined according to the rules of the SEC and generally includes all voting or investment power with respect to securities. Except as noted, and subject to community property laws, the persons named in the table above have sole voting power of their common stock.

(2)
Percent of Shares Outstanding was calculated using the 42,011,425 shares of Youbet common stock outstanding on March 31, 2007. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after March 31, 2007, are deemed outstanding, while the shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

(3)	Consists of 1,700,000 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of the date of this table and 62,500 shares of common stock owned.

(4)	Consists of 300,000 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of the date of this table and 110,000 shares of common stock owned.

(5)
Consists of 175,000 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of the date of this table. In light of Mr. Solomon’s resignation, these options expire on July 26, 2007.

(6)
Consists of 126,287 shares of common stock owned by Mr. Marshall directly and 1,446,500 shares of common stock owned by the David Marshall, Inc. Profit Sharing Trust. Excludes shares of common stock and shares underlying exercisable warrants owned by Sid Marshall and the Memorial Gift Trust for which Sid Marshall, David’s father, serves as Trustee.

(7)	Consists of 105,000 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of the date of this table.

(8)	Consists of 61,250 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of the date of this table and 49,000 shares of commons stock owned.

(9)	Consists of 152,692 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of the date of this table and 5,000 shares of common stock owned.

(10)	Consists of 27,500 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of the date of this table and 5,000 shares of common stock owned.

(11)	Consists of 27,500 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of the date of this table.

(12)	Consists of 12,500 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of the date of this table and 17,500 shares of common stock owned.

(13)	For information regarding the beneficial ownership of Youbet common stock for Messrs. Brodsky and Pritzker, please refer to the Schedule 13D filed by NWOP I with the SEC on April 3, 2007.
Do any of the directors or executive officers have an interest in the matters to be acted upon?
Charles F. Champion, Gary Adelson, Joseph F. Barletta, James Edgar, Steven C. Good, F. Jack Liebau and David M. Marshall have been nominated for re-election as directors, and each, therefore, has a direct interest in the outcome of Proposal No. 1.

Did directors, executive officers and greater than 10% stockholders comply with Section 16(a)’s beneficial ownership reporting requirements in fiscal year 2006?
Section 16(a) of Exchange Act requires Youbet’s officers, directors and persons who own more than 10% of a registered class of Youbet’s equity securities to file reports of ownership and changes in ownership of common stock (Forms 3, 4 and 5) with the SEC. Officers, directors and greater-than-ten percent holders are required to furnish Youbet with copies of all such forms which they may have filed.
Based solely upon a review of Forms 3, Forms 4 and Forms 5 furnished to Youbet with respect to its most recent fiscal year, we believe that all such forms required to be filed pursuant to Section 16(a) of the Exchange Act were timely filed, as necessary, by the officers and directors required to file the same during the fiscal year ended December 31, 2006, except that each of Governor Edgar and Messrs. Donn, Liebau, Sproule and Solomon filed one Form 4 reporting one transaction late and Messrs. Adelson and Good filed two Forms 4 each reporting one transaction late.

How many options or warrants has Youbet issued?
The following table sets forth certain information regarding Youbet’s Equity Incentive Plan. All information set forth below is as of December 31, 2006.

Number of securities
remaining available
	Number of securities	Weighted-average	for future issuance
	to be issued upon	exercise price of	under equity
	exercise of	outstanding	compensation plans
	outstanding options,	options, warrants	(excluding securities
Plan Category	warrants and rights	and rights	reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders:
- Options	4,905,659	$2.61	1,911,831
- Warrants	—	—	—
Equity compensation plans not approved by stockholders:
- Options	—	—	—
- Warrants	—	—	—

Total	4,905,659	$2.61	1,911,831

INFORMATION ABOUT CONTINUING DIRECTORS, DIRECTOR NOMINEES AND
EXECUTIVE OFFICERS
Directors and Executive Officers
The following table sets forth certain information regarding the executive officers of Youbet and the continuing directors of Youbet:

Name	Age	Position

Charles F. Champion	53	Chairman of the Board, Chief Executive Officer and President
Gary W. Sproule	56	Chief Financial Officer
Scott Solomon	47	General Counsel and Secretary
David M. Marshall	44	Vice Chairman of the Board
Gary Adelson	54	Director
Joseph F. Barletta	70	Director
James Edgar	60	Director
F. Jack Liebau	68	Director
Steven C. Good	64	Director
CHARLES F. CHAMPION joined Youbet in March 2002 as President and was promoted to Chief Executive Officer in September 2002. He was elected to the additional position of Chairman of the Board of Youbet in August 2003. He has also served as a Director since March 2002. In August 2005, Mr. Champion also assumed the responsibilities of Chief Operating Officer. From July 2001 through March 2002, Mr. Champion served as a consultant to various firms. From January 1999 to June 2001, Mr. Champion was President and Publisher of Access Magazine. From 1995 through 1999, Mr. Champion served as Senior Vice President of Circulation and Marketing for Philadelphia Newspapers, Inc., a Knight Ridder Company, which includes the Philadelphia Inquirer and Daily News. From October 1990 to June 1995, Mr. Champion held various executive positions including Executive Vice- President of Sun-Times Company in Chicago and served as the President of the Chicago Sun-Times Charity Trust. Mr. Champion held a number of management and executive positions from 1973 to 1990 with both the Daily News of Los Angeles and Freedom Newspapers, the publisher of the Orange County Register.

GARY W. SPROULE joined Youbet.com as Chief Financial Officer in May 2002 and was named Chief Operating Officer in May 2004. In August 2005, Mr. Sproule was reappointed to the position of Chief Financial Officer. Prior to joining Youbet, Mr. Sproule served as Chief Financial Officer at Disney Interactive where he had worldwide finance responsibilities, including strategic planning, controllership, operations, administration, and information technology. Prior to Disney Interactive, Mr. Sproule served as Chief Financial Officer of WhatsHotNow.com, from 2000 to 2001, and, prior to that, Chief Financial Officer of Magnet Interactive Communications, from 1997 to 2000. Mr. Sproule spent 25 years at UNOCAL, from 1972 through 1997, where he last held the position of Chief Operating Officer for the 76 Products Marketing Division.
SCOTT SOLOMON joined Youbet.com in August 2004 as General Counsel and also was appointed as Secretary of Youbet. Prior to joining Youbet, from 1997 — 2004, Mr. Solomon was a Senior Vice President, General Counsel and Secretary of Houlihan, Lokey, Howard & Zukin, the Los Angeles-based international banking firm. As previously reported, on April 16, 2007, Mr. Solomon gave notice of his resignation.
DAVID M. MARSHALL has served as a director since March 2002, when he rejoined Youbet as Chairman of the Board and Chief Executive Officer. In April 2002, Mr. Marshall became Vice Chairman of the Board of Directors. In September 2002, Mr. Marshall relinquished his executive role when Charles Champion was promoted to Chief Executive Officer. From 1987 to 1999, Mr. Marshall served as a senior executive and director of Youbet. From 1989 to 1998, he held the title of Chairman of the Board and CEO. Mr. Marshall was also the co-founder of MiddleWare Telecom Corporation and PC-Totes, Inc., both of which merged to become Youbet. In 1987, PC-Totes developed the world’s first fault-tolerant, PC-based computer totalisator system that is now used to operate wagering at horse and dog racing tracks in the Pacific Rim. In September 2005, Mr. Marshall founded NUI, LLC, a food & beverage, media & entertainment company focused solely on encouraging children to be smart, fit and happy. Mr. Marshall is also currently the Chairman of the Board of Pro Elite, Inc. and of Santa Monica Media Corporation.
GARY ADELSON has served as a director since April 2002. Mr. Adelson is a Managing Director with Houlihan, Lokey, Howard & Zukin, where he co-heads the firm’s Media, Sports & Entertainment Group. Before joining Houlihan Lokey in June 2003, Mr. Adelson was a principal and cofounder of Media Connect Partners, a provider of financial and operating advisory services to media, entertainment, sports and communications companies, and prior to that, he was the Managing Partner of EastWest Venture Group. In 1993, Mr. Adelson founded Interactive Cable Systems, a private cable and telephony company that was acquired by MCI. Mr. Adelson began his career as producer of the long-running television series Eight is Enough. He went on to produce many other successful television series, television films, mini-series and feature films, including The Last Starfighter, a revolutionary film first utilizing reality-based CGI, Hook, Universal Soldier, It Could Happen to You and the Emmy-winning Sybil. He is a member of the Academy of Television Arts and Sciences, Academy of Motion Picture Arts and Sciences, the American Film Institute and the Directors Guild of America. Mr. Adelson also serves as a director of Small World Kids, Inc., a manufacturer and distributor of high-quality specialty toys and educational products for children.
JOSEPH F. BARLETTA has served as a director since December 2002. Mr. Barletta is a business consultant who has served on the boards of more than 20 commercial and not-for-profit companies. He is currently a director of Lebhar-Friedman Publishing, Armanino Foods, Metro Risk Insurance Brokers and the Napa Valley Symphony and is a Special Advisor to Silicon Prairie Partners, LP. He has served as President and Chief Executive Officer of Murdoch Magazines, San Francisco Newspaper Agency (San Francisco Chronicle and San Francisco Examiner) and TV Guide and was Executive Vice President and Chief Operating Officer of Freedom Communications, the New York Daily News and Thomson Newspapers. He was also a vice president of the Chicago Tribune and an executive at The Wall Street Journal. After first practicing law with his father in Pennsylvania, he moved on to become a New York City partner in the firm of Seyfarth, Shaw, Fairweather & Geraldson and later became of counsel in that firm’s San Francisco office. He has also served as a Public Utilities Commissioner for the City and County of San Francisco.
JAMES EDGAR has served as a director since June 2002. Governor Edgar’s career in government spans 30 years. He served in the Illinois executive branch for 20 years, including two four-year terms as Illinois’s 38th Governor and ten years prior to that as Secretary of State. He worked in the legislative branch of government for ten years, which included his election to the Illinois House of Representatives. As Governor, he crafted legislation that allowed horse racing to remain competitive with the rapidly growing riverboat casino industry. He also created laws to improve housing conditions for workers and their families at Illinois tracks. Since leaving the Governor’s Office in January 1999, Governor Edgar and members of his family have engaged in raising and racing thoroughbreds and standardbreds. Governor Edgar is currently a Distinguished Fellow at the University of Illinois Institute of Government and Public Affairs and serves as senior advisor at Res Publica Group, a division of Chicago-based KemperLesnik Communications. Governor Edgar is also a director of Alberto-Culver Company, Horizon Group Properties, Inc., DWS Mutual Funds, Inc. f/k/a Scudder Mutual Funds, Inc. and John B. Sanfilippo & Son, Inc. and serves on a variety of not-for-profit boards of directors.

F. JACK LIEBAU has served as a director since June 2005. Mr. Liebau has served as the President of Bay Meadows Racing Association since July 2004 and the President of Hollywood Park Racing Association and Hollywood Park Fall Racing Association since September 2005. Prior to joining Bay Meadows, Mr. Liebau was the President of the California Operations of Magna Entertainment Corporation where he served as President of Santa Anita Racecourse, Golden Gate Fields Racecourse and Bay Meadows Racecourse. Mr. Liebau also served on Magna’s Board of Directors from 2001 to 2004. Prior to joining Magna, Mr. Liebau was the President of Bay Meadows Operating Company. From 1998 to 2004, Mr. Liebau served as the President of the Federation of California Racing Associations and as a director of CHRIMS — California Horse Racing Information Management Systems. Mr. Liebau is a member of the Jockey Club, the co-owner of Valley Creek Farm, a thoroughbred breeding farm, and has co-owned a number of graded stakes winners.
STEVEN C. GOOD has served as a director since June 2006. Mr. Good is a senior partner in the certified public accounting firm of Good, Swartz, Brown & Berns. Mr. Good founded Block, Good and Gagerman in 1976, and the firm has evolved through the years to its current form. Mr. Good is actively involved in business consulting and advisory services for a sizeable and varied client base. Mr. Good also has extensive experience in acquisitions, merger transactions and business valuations. Mr. Good currently serves on the board of directors of OSI Systems, Inc., Spacelabs Healthcare, Inc., Big Dog Holdings, Inc., California Pizza Kitchen, Inc., Kayne Anderson MLP Investment Company and Kayne Anderson Energy Total Return Fund, Inc. Mr. Good is also very active in numerous charitable organizations and is an active member of the American Institute of Certified Public Accountants, the National Association of Accountants, the California Society of Certified Public Accountants and the Nevada State Board of Accountancy.
New Director Nominees
The new nominees for election to the Board are:

Name	Age

Michael Brodsky	39
Jay R. Pritzker	42
Set forth below is a description of each new nominee’s background and his principal occupation for at least the past five years.
MICHAEL BRODSKY has been the Managing Partner of New World Opportunity Partners, a public equity investment firm, since June 2005. He has been a director of Nylon Capital, LLP, a UK-based hedge fund, since September 2005. From 1999 until January 2005, Mr. Brodsky was Chief Financial Officer of The Away Network, an online travel media company. Following the sale of The Away Network to Orbitz and Cendant Corporation, Mr. Brodsky was Vice President, Finance and Administration of the TDS Division of Cendant Corporation, a travel e-commerce and online travel media company, from January 2005 to June 2005. Mr. Brodsky received a B.A. from Syracuse University, a J.D. from the Northwestern University School of Law, and an M.B.A. from Northwestern University’s JL Kellogg Graduate School of Management.
JAY R. PRITZKER has been the Managing Partner of The Pritzker Group, a private investment firm, since January 2002. He has been a Partner of New World Ventures, a venture capital firm focused on early stage and growth stage enterprises which he founded, since 1996. Mr. Pritzker has served as the Chief Executive Officer of AmSafe Partners, an aerospace industrial holding company, since November 2004. In addition to his role as President of the Pritzker Family Foundation, he serves on a variety of civic, philanthropic and private company boards including the Chicago 2016 Olympic Committee, the Northwestern University Board of Trustees, and AmSafe, Inc. Mr. Pritzker received an A.B. from Duke University and a J.D. from the Northwestern University School of Law and is a member of the Chicago and Illinois Bar Associations.

No director, director nominee, officer or affiliate of Youbet, or to Youbet’s knowledge, any owner of record or beneficial owner of more than 5% of any class of voting securities of Youbet has, during the last five years (i) been convicted of any criminal proceeding (excluding traffic violations or minor misdemeanors) or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, United States federal or state securities laws or finding any violations with respect to such laws.
INFORMATION ABOUT THE BOARD OF DIRECTORS AND BOARD COMMITTEES
The Board of Directors
The Board oversees the business affairs of Youbet and monitors the performance of management.
R. Douglas Donn is not standing for re-election to the Board. The other members of the Board wish to express their appreciation to Mr. Donn for his contributions to the Board and the Compensation Committee.
Currently, there are eight seats on the Board. In accordance with Youbet’s Amended and Restated Bylaws, the Board was expanded to nine seats, effective upon election of the director nominees at the Annual Meeting.
The Board has affirmatively determined that Governor Edgar and Messrs. Adelson, Barletta, Good and Liebau are independent as defined in Marketplace Rule 4200(a)(15) of the National Association of Securities Dealers (the NASD). The Board also has determined that, if elected, each of Mr. Brodsky and Mr. Pritzker is independent under NASD Rule 4200(a)(15).
During 2006, each of our directors attended at least 75% of the total number of meetings of the Board and meetings of the committees of the Board on which such director served.
Members of the Board discussed various business matters informally on numerous occasions throughout the year in 2006. During the fiscal year ended December 31, 2006, the Board met nine times.
In addition to the Nominating and Corporate Governance Committee, Compensation Committee and Audit Committee (each discussed in detail below), the Board convened special committees to consider various other matters, including the Pricing Committee, which the Board formed to approve the final number of and the price for shares of Youbet common stock to be issued in Youbet’s 2006 direct registered offering, which closed on December 20, 2006. The Pricing Committee met a total of two times during the fiscal year ended December 31, 2006.
Each director is expected to attend and participate in, either in person or by means of telephonic or video conference, all scheduled meetings of the Board and all meetings of the committees of the Board on which such director serves. Youbet’s last annual meeting of stockholders was held on June 15, 2006, and seven members of the Board attended that meeting.
Communications to the Board of Directors
Individuals, including stockholders, can send communications directly to the Board by writing to: Youbet.com, Inc., Secretary (Attn: Board of Directors), 5901 De Soto Avenue, Woodland Hills, California 91367. Communications intended for Youbet’s non-employee directors should be addressed to Youbet.com, Inc., Secretary (Attn: Board Non-Employee Directors), 5901 De Soto Avenue, Woodland Hills, California 91367. Depending on the subject matter of the communication, it may be forwarded to the director(s) to whom it is addressed, handled directly by management, or not forwarded if it is primarily commercial in nature, if it relates to an improper or irrelevant topic or if it requires investigation to verify its content. Communications related to accounting matters will be delivered to Youbet’s internal audit department and will be handled in accordance with procedures established by the Audit Committee with respect to such matters.

Code of Conduct
Youbet has a code of business conduct and ethics, referred to as the Youbet.com Code of Conduct, which covers all directors, officers and employees. A copy of the Code of Conduct is available on Youbet’s website at http://www.youbet.com/aboutyoubet/investors/code of conduct, or a printed copy can be obtained by writing to Youbet.com, Inc., Secretary, 5901 De Soto Avenue, Woodland Hills, California 91367. Any amendments to the Youbet.com Code of Conduct, as well as any waivers that are required to be disclosed under the rules of the SEC or the NASD, will be disclosed on a Current Report on Form 8-K filed with the SEC and posted on Youbet’s website.
Committees of the Board of Directors
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for the search, identification, review and selection of qualified individuals to serve on the Board, and for the development and recommendation to the Board of a set of corporate governance principles applicable to Youbet. The Nominating and Corporate Governance Committee operates pursuant to a written charter, a copy of which may be found on our website at http://www.youbet.com/aboutyoubet/investors/boardliterature, or a printed copy can be obtained by writing to Youbet.com, Inc., Secretary, 5901 De Soto Avenue, Woodland Hills, California 91367.
Governor Edgar (Chairman) and Messrs. Adelson and Barletta are the current members of the Nominating and Corporate Governance Committee. Each of the members of the Nominating and Corporate Governance Committee is independent as defined by NASD Rule 4200(a)(15).
During the fiscal year ended December 31, 2006, the Nominating and Corporate Governance Committee met once.
Stockholder Nominations
The Nominating and Corporate Governance Committee will accept nominations from stockholders. A stockholder who wishes to nominate a director should send a notice with the stockholder’s nomination and the information set forth below to the Secretary of Youbet. According to Youbet’s Amended and Restated Bylaws, the nomination must be received at the principal executive offices of Youbet not less than 50 days nor more than 90 days prior to the date of Youbet’s annual meeting, unless Youbet gives less than 60 days notice to stockholders of the date of the annual meeting, in which case the nomination must be received not later than the 10th day following the date of Youbet’s notice announcing the date of the annual meeting. Accordingly, for this Annual Meeting, stockholder nominations would need to be received by the Secretary of Youbet on or before May 10, 2007. A stockholder’s notice to Youbet concerning nominations for director is required to set forth:
•
as to each proposed nominee for election as a director, the name, age, business address and, if known, the residence address of each proposed nominee, the principal occupation or employment of each nominee and the number of shares of our common stock beneficially owned by each nominee; and

•
as to the stockholder giving notice, the stockholder’s name and address as they appear on Youbet’s books and the class and number of shares of common stock that are beneficially owned by such stockholder.

No stockholder or group of stockholders owning more than 5% of Youbet’s common stock for at least one year has put forth any director nominees, although NWOP I, which has held over 5% of Youbet’s common stock since June 2006, did recommend director nominees for the Annual Meeting. As discussed above, the Nominating and Corporate Governance Committee is responsible for considering and making recommendations to the Board concerning director nominees by stockholders. Stockholders wishing to nominate a director should follow Youbet’s nominating process summarized above and more fully described in Youbet’s Amended and Restated Bylaws. All potential director candidates, regardless of source, are reviewed under the same process.

Minimum Criteria for Board Members
The Nominating and Corporate Governance Committee will identify individuals qualified to become Board members and recommend candidates to fill new or vacant positions. In recommending such candidates, the Committee will consider such factors as it deems appropriate to assist in developing a Board and committees that are diverse in nature and comprised of experienced and seasoned advisors. These factors may include, but are not limited to, judgment, skill, diversity (including factors such as race, gender or experience), integrity, experience with businesses and other organizations of comparable size and industry sector, the interplay of the candidate’s experience with the experience of other Board members and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The Committee will also review the qualifications of director nominations submitted to Youbet by stockholders and will make recommendations to the full Board about these nominees as the Committee deems appropriate. All potential director candidates, regardless of source, are reviewed under the same process.
Process for Identifying Nominees
The Nominating and Corporate Governance Committee assesses the appropriate size of the Board from time to time and whether any vacancies on the Board are anticipated. Various potential candidates for director are then identified. Candidates may come to the attention of the Committee through current Board members, professional search firms, stockholders or other industry sources. In evaluating the candidate, the Committee will consider factors other than the candidate’s qualifications, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. Candidates are evaluated at regular or special meetings of the Committee or through other less formal meetings and may be considered at any time during the year. In evaluating such candidates, the Committee seeks to achieve a balance of knowledge, experience and capability on the Board. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.
There are two nominees for election to the Board this year who have not previously served as a director of Youbet. Messrs. Brodsky and Pritzker were recommended to the Committee by NWOP I. After evaluating both Mr. Brodsky and Mr. Pritzker in accordance with the guidelines and procedures described above, the Committee unanimously recommended Messrs. Brodsky and Pritzker as director candidates.
Audit Committee
The duties and responsibilities of the Audit Committee are to recommend the selection of the independent public accountants for Youbet to the Board, to review the scope and cost of the audit, to review the performance and procedures of the auditors, to review the final report of the independent auditors, to be available for consultation with the independent auditors, to review with Youbet’s Chief Financial Officer and independent auditors Youbet’s financial statements and corporate accounting practices and policies and financial controls and to perform all other duties as the Board may from time to time designate. During the fiscal year ended December 31, 2006, the Audit Committee met eight times.
Messrs. Good (Chairman), Barletta and Liebau are the current members of the Audit Committee. No current member of the Audit Committee has received any consulting fees, advances or compensatory fees from Youbet or its subsidiaries, other than customary director fees, and no member of the Audit Committee is an affiliate of Youbet or its subsidiaries. Each of the members of the Audit Committee is independent as defined by NASD Rule 4200(a)(15).
The Board determined that Messrs. Good (Chairman), Barletta and Liebau are independent under the applicable rules of the SEC and the NASD such that they may sit on the Audit Committee. The Board further determined that Mr. Good qualifies as an audit committee financial expert, as defined by SEC rules. The Board has adopted an Audit Committee Charter. A copy of Youbet’s Audit Committee charter may be found on our website at http:// www.youbet.com/aboutyoubet/investors/boardliterature, or a printed copy can be obtained by writing to Youbet.com, Inc., Secretary, 5901 De Soto Avenue, Woodland Hills, California 91367.

The Nominating and Corporate Governance Committee has nominated Mr. Brodsky to be a director and, if elected, the Board expects Mr. Brodsky to serve on the Audit Committee. Assuming all director nominees are elected at the Annual Meeting, the Board expects to appoint Mr. Brodsky as a fourth member of the Audit Committee; however, the Board intends to meet and formally appoint the new Audit Committee at a meeting immediately following final certification of the voting results from the Annual Meeting. The Board has determined that each of Messrs Good, Barletta, Liebau and Brodsky is independent under the applicable rules of the SEC and the NASD such that he may sit on the Audit Committee. Mr. Brodsky has not received any consulting fees, advances or compensatory fees from Youbet or its subsidiaries and is not an affiliate of Youbet or its subsidiaries.
Relationship with Independent Auditors
The Audit Committee, has selected Piercy Bowler Taylor & Kern, Certified Public Accountants and Business Advisors (PBTK), an independent registered public accounting firm, to continue as Youbet’s independent auditors for fiscal year 2007.
Youbet’s Audit Committee engaged PBTK, based in Las Vegas, Nevada, to act as it’s independent auditor beginning with the third quarter of the fiscal year ending December 31, 2004. PBTK’s appointment became effective on August 18, 2004. Youbet selected PBTK for its employees’ experience and expertise in the gaming industry. Representatives of PBTK are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Audit and Non-Audit Fees
The following table sets forth fees for professional services rendered by PBTK for the audit of Youbet’s financial statements as of and for the fiscal years ended December 31, 2006 and December 31, 2005 and fees for other services rendered by PBTK during fiscal years 2006 and 2005:

	2006	2005

Audit fees(1)	$309,770	$285,672
Audit-related fees(2)	40,032	25,938
Tax fees(3)	38,175	18,224
All other fees(4)	107,306	1,100

Total	$495,283	$330,934

(1)
Represents fees for professional services provided in connection with the audit of Youbet’s annual financial statements for the year ended December 31, 2006, the audit of Youbet’s internal control over financial reporting, and the review of Youbet’s quarterly financial statements for that year.

(2)	Represents fees for professional services provided in connection with the audit of Youbet’s 401(k) plan, review of certain Forms 8-K and participation in Audit Committee meetings.

(3)	Represents fees for services and advice provided in connection with preparation of Youbet’s federal and state (California and Oregon) tax returns.

(4)
During 2006, Youbet incurred fees related to the review and preparation of responses to SEC comments, assistance with various tax audits and the preparation and filing of a prospectus supplement for a public equity offering that closed in December 2006. During 2005, Youbet incurred fees related to the filing of the 2006 proxy statement.

The Audit Committee has determined that the provision of non-audit services by PBTK during fiscal year 2006 was compatible with maintaining PBTK’s independence, and none of such services were pre-approved pursuant to the de minimis exception provided in Section 10A(i)(1)(B) of the Exchange Act. Generally, the Audit Committee approves in advance audit and non-audit services to be provided by Youbet’s independent auditors. In other cases, in accordance with SEC Rule 2-01(c)(7) of Regulation S-X, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for matters which arise or otherwise require approval between regularly scheduled meetings of the Audit Committee, provided that the Chairman report such approvals to the Audit Committee at the next regularly scheduled meeting of the Audit Committee.
Audit Committee Report
The following paragraphs constitute the report of the Audit Committee for the fiscal year ended December 31, 2006. In accordance with the SEC’s rules, this report shall not be deemed to be subject to SEC Regulation 14A or to Section 18 of the Exchange Act, nor shall it be deemed to be incorporated by reference into any statements or reports filed by Youbet with the SEC that do not specifically incorporate this report by reference, even if this proxy statement is incorporated into any such report.
Subsequent to the close of the 2006 fiscal year, the Audit Committee performed the following functions:
•	reviewed and discussed Youbet’s audited financial statements with management;
•	discussed with Youbet’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect;
•
received the written disclosures from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, discussed with the independent auditors their independence from management and from Youbet and considered whether the independent auditors’ provision of non-audit services is compatible with maintaining the auditors’ independence;

•	based on the review and discussions above, the Audit Committee has concluded that the independent auditors are independent from Youbet and its management; and
•
based on the reports and discussions above with Youbet’s management and the independent auditors concerning the quality of accounting principles, reasonableness of significant judgments, clarity of disclosures in the financial statements, results of the annual audit and other matters communicated to the Audit Committee by the independent auditors under generally accepted auditing standards, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Youbet’s annual report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

In addition, the Audit Committee will continue to perform the following function:
•
review the interim financial statements with Youbet’s management and the independent auditors prior to the filing of Youbet’s quarterly reports and discuss the results of the quarterly reviews and other matters to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards.

Approved on March 16, 2007 by the members of the Audit Committee:
Steven C. Good
Joseph Barletta
F. Jack Liebau
Compensation Committee
The duties and responsibilities of the Compensation Committee are to review periodically the compensation of executive officers, to make recommendations as to stock options, bonuses and salaries and to perform all other duties as the Board may from time to time designate. Messrs. Barletta (Chairman), Adelson and Donn are the current members of the Compensation Committee. Each of the members of the Compensation Committee is independent as defined by NASD Rule 4200(a)(15). During the fiscal year ended December 31, 2006, the Compensation Committee met three times. The Compensation Committee operates pursuant to a written charter, a copy of which may be found on our website at http://www.youbet.com/aboutyoubet/investors/boardliterature, or a printed copy can be obtained by writing to Youbet.com, Inc., Secretary, 5901 De Soto Avenue, Woodland Hills, California 91367.

The Nominating and Corporate Governance Committee has nominated Mr. Pritzker to be a director and, if elected, the Board expects Mr. Pritzker to serve on the Compensation Committee. Assuming all director nominees are elected at the Annual Meeting, the Board expects to appoint Messrs. Barletta, Adelson and Prtizker as the members of the Compensation Committee; however, the Board intends to meet and formally appoint the new Compensation Committee at a meeting immediately following final certification of the voting results from the Annual Meeting.
COMPENSATION OF EXECUTIVE OFFICERS
Compensation Discussion and Analysis
Objectives of Youbet’s Executive Compensation Program
The primary objective of Youbet’s executive compensation policies, plans and benefit programs is to attract, motivate and reward highly qualified executives for the attainment of long-term strategic management goals and the enhancement of stockholder value. Youbet is engaged in a very competitive industry, and Youbet’s success depends on its ability to employ the most qualified executive officers through the competitive compensation packages that it offers to these individuals. Specifically, Youbet tries to accomplish the following goals in setting executive compensation:
•	Fair payment for work required;

•	Alignment of executive’s interests with the interests of Youbet’s stockholders;

•	Motivate and inspire employee behavior that fosters a high-performance culture;

•	Competitive compensation that is consistent with industry, locality and hiring and retention needs; and

•	A simple compensation structure that is transparent and easy for stockholders to understand.
Youbet’s executive compensation policies, plans and benefit programs are designed to create a performance-driven environment and retain executives whose abilities are critical to Youbet’s long-term success and competitiveness. In addition, Youbet’s executive compensation policies, plans and benefit programs, as described in more detail below, are designed to reward Youbet executives for excellence, initiative, expertise, experience and contributions to Youbet’s future success.
Who Determines Executive Compensation
Youbet’s Compensation Committee is responsible for the oversight of Youbet’s executive compensation policies, plans and benefit programs, including termination and severance packages for executive officers. Specifically, the Compensation Committee has the authority to review and approve corporate goals and objectives relevant to the compensation of the executive officers, evaluate the performance of the executive officers in light of those goals and objectives, and set, in accordance with such executive officers’ respective employment agreements, as the case may be, the level of compensation (salary plus bonus) for the executive officers based on that evaluation. The Chief Executive Officer also makes recommendations to the Committee regarding the compensation of the other executive officers. The level of compensation of the executive officers is either approved by the Compensation Committee itself or by a majority of the independent directors of the Board. The Board recently adopted a policy that requires that the Compensation Committee be advised of any employment agreement with any employee beyond Youbet’s standard offer letter prior to its execution. At December 31, 2006, Youbet had three executive officers: Charles F. Champion, Youbet’s President and Chief Executive Officer; Gary Sproule, Youbet’s Chief Financial Officer; and Scott Solomon, Youbet’s General Counsel.

Each executive officer has an employment agreement. For a summary of each of these agreements, see “Compensation of Executive Officers — Summary Compensation Table”. The employment agreements for Mr. Champion and Mr. Sproule, as well as amendments to their respective agreements, were reviewed and approved by the Compensation Committee. Prior to 2006, Mr. Solomon was not an executive officer and, therefore, his employment agreement, as amended and supplemented, was reviewed and approved by the Chief Executive Officer. Any renegotiation of, or future amendment to, Mr. Solomon’s employment arrangements would have required review and approval by the Compensation Committee. Mr. Solomon gave notice of his resignation on April 16, 2007.
The Compensation Committee also has the authority to make option grants to all of Youbet’s employees, including the named executive officers, under Youbet’s Equity Incentive Plan. The Compensation Committee takes into account the objectives of Youbet’s executive compensation programs, as outlined above, when developing compensation policies, plans and benefits and when setting and reviewing compensation levels, including base salary (including as part of the negotiation or renegotiation of employment agreements), annual incentive compensation and long-term equity-based incentive awards.
From time to time, the Compensation Committee retains consultants to advise it regarding appropriate compensation levels. The Committee did not utilize consultants in connection with determining executive officer compensation for 2006.
Elements of Executive Compensation
Youbet’s compensation of its executives is based on the following elements: annual base salary; annual incentive compensation (i.e., annual bonuses); long-term equity-based incentive awards (i.e., stock options); other benefits, such as medical insurance and an automobile allowance; and benefits payable upon termination.
The following is a description of each element of executive compensation.
Annual Salary
The purpose of the annual salary of each executive officer is to reflect the special expertise and experience that each executive brings to Youbet, the level and difficulty of work required from each executive and the annual salaries offered to executives in companies that are similar to Youbet.
Mr. Champion’s annual salary is governed by his employment agreement and was originally set at $440,000 in 2003. Under his agreement, Mr. Champion’s salary increases annually by the greater of (a) 6% over what it was during the preceding one-year period or (b) the increase in the consumer price index for the Los Angeles metropolitan statistical area over what it was during the preceding one-year period. Mr. Champion’s salary for 2006 included a 6% increase over 2005.
Under his employment agreement, Mr. Sproule’s annual salary was $300,000 during the first year and $325,000 during the second year. For 2006, Mr. Sproule’s base salary increased by 6%, commensurate with Mr. Champion’s increase, and was ratified by the Compensation Committee.
In accordance with Mr. Solomon’s employment agreement, his salary for 2006 was $300,000.
Annual Incentive Compensation
Annual bonus awards for executives of Youbet are based upon either the executive’s contribution to Youbet in meeting specific business goals or Youbet’s profitability, which is based on EBITDA adjusted for any extraordinary items (Adjusted EBITDA). Early in the year, the Board of Directors reviewed and approved an Annual Operating Plan prepared by management, and for 2006, the Compensation Committee used this Annual Operating Plan to assist with determining bonuses for the year. In light of the aggressive goals set in management’s Annual Operating Plan and given the number of external factors that can inhibit an executive’s ability to meet certain business objectives, however, it is not Youbet’s policy to punish its executives for failure to meet business objectives. Youbet believes that this approach to awarding bonuses will induce its executives to work harder to meet Youbet’s current financial goals and future ambitions.

Mr. Champion may be awarded a bonus each year at the discretion of the Board. His employment agreement, however, provides that if Mr. Champion achieves certain business objectives, Mr. Champion should receive a bonus of not less than 50% of his annual salary. Under his employment agreement, if Youbet achieves its Adjusted EBITDA goal for the year in question, Mr. Champion should receive a bonus of not less than 25% of his annual salary, regardless of whether he met the business objectives.
Mr. Sproule and Mr. Solomon are each awarded bonuses in a similar manner to the way Mr. Champion is awarded bonuses, but with slightly lower percentages applied to the standards that the Committee must follow in considering the bonus that it should award. If Mr. Sproule or Mr. Solomon achieves certain business objectives determined at the beginning of the year, Mr. Sproule and Mr. Solomon should receive a bonus of not less than 40% of his respective annual salary. However, if Youbet achieves its Adjusted EBITDA goal for the year in question, Mr. Sproule should receive a bonus of not less than 20% of his annual salary, regardless of whether he met the business objectives. Mr. Solomon’s agreement provides for a minimum bonus of 20% of his annual salary paid quarterly on a pro rata basis.
The Annual Operating Plan for 2006 set EBITDA and net income targets of $11.8 million and $4.1 million, respectively, for the full year. After adjusting for extraordinary items that impacted full-year results, Adjusted EBITDA and net income for 2006 exceeded the Annual Operating Plan at $12.2 million and $4.2 milion, respectively. In addition, Youbet accomplished the following business milestones in 2006:
•	Completing the acquisition of United Tote Company;

•	Refinancing the United Tote credit facility with a new term loan and revolving credit facility with better terms;

•
Completing an equity offering to repay promissory notes issued in connection with the United Tote acquisition, fund the make-whole and eliminate the overhang of shares held by the former owner of United Tote and bolster working capital;

•	Completing the acquisition of Bruen Productions;

•	Achieving a positive outcome in the TVG arbitration;

•	Selling the former United Tote headquarters building;

•	Fostering the development of computer robotic wagering at IRG;

•	Developing fantasy games as a compliment to Youbet’s core business;

•	Deploying the Youbet Advantage player rewards program;

•	Entering into a cross-promotion arrangement with Harrah’s;

•	Launching the Youbet.net website; and

•	Opening an Oregon call center.
While the accomplishments are generally listed in the order of significance to Youbet operations in 2006, the Committee did not assign a particular weighting to these accomplishments in determining bonus amounts. However, these 2006 business accomplishments represent positive steps towards building long-term stockholder value.
In February 2007, the Compensation Committee met to consider 2006 bonuses. Mr. Donn was unable to attend this meeting and, therefore, did not participate in the Committee’s determination. Based on financial results for 2006 available at that time, the Compensation Committee approved target bonuses of 50% of annual salary for Mr. Champion and 40% of annual salary for each of Mr. Sproule and Mr. Solomon, with payments adjusted for bonus amounts previously paid in respect of 2006.

Long-Term Equity-Based Incentive Award
Youbet’s Equity Incentive Plan allows for various forms of equity-based awards; however, to date, Youbet has only awarded stock options to its employees, including the executive officers. The purpose of awarding stock options to executives is to promote the long-term success and enhance the value of Youbet by attracting, motivating and retaining executives through the use of competitive long-term incentives which are tied to stockholder value. Youbet believes that by offering executives an interest in Youbet, they will have a stronger incentive to meet business goals and objectives to ensure Youbet’s financial success in the future. Youbet typically offers new executives an initial award of stock options when they accept the position to both attract the executives and to motivate them once they begin working for Youbet. Additional stock option awards are granted to executive officers as determined by the Compensation Committee. These awards are based on several factors including the efforts put forth by the executives in question, the availability of other elements of compensation, the availability of stock option grants and the level of options offered in other competitive businesses in industries similar to Youbet.
Mr. Champion did not receive any stock options in 2006. Thus far, Mr. Champion has been granted a total of 1,700,000 stock options pursuant to Youbet’s Equity Incentive Plan, all of which had vested as of year-end. Mr. Champion’s employment agreement provides that he is entitled, at the discretion of the Board, to receive additional stock options while he acts as the Chief Executive Officer of Youbet, provided that he shall be granted stock options in amounts and on terms no less favorable than those that are granted to any other executive officers or members of the Board. Mr. Champion requested that the Committee not award him any options in 2006 and award available options to other Youbet employees.
Messrs. Sproule and Solomon received stock option awards in 2006. In December 2006, the Compensation Committee approved stock option awards to 35 Youbet employees including an award of 100,000 stock options to Mr. Sproule and an award of 125,000 stock options to Mr. Solomon. These option awards vest ratably over four years. Since none of the award had vested at the time of Mr. Solomon’s resignation, his 125,000 options were forfeited. The number of options awarded to each executive was generally based on salary level and job responsibility relative to other Youbet employees, and Mr. Solomon received additional options in recognition of his efforts in securing a positive outcome in the TVG arbitration. Youbet believes that the stock options awarded to Messrs. Sproule and Solomon in 2006 were necessary to reward them for their current commitment to Youbet, including their contributions to the 2006 accomplishments listed above, and to provide an additional incentive above their annual salaries and bonus levels to remain with Youbet and achieve the financial goals that will increase the value of their interest in Youbet, which, in turn, will benefit all stockholders.
Youbet has a policy that prohibits short selling and options trading by its directors and employees, including the executive officers. In addition, while Youbet strongly discourages hedging transactions, Youbet will consider justified requests by directors or employees on a case by case basis and requires that any such transaction be pre-cleared by the Board.
Other Benefits
In addition to the elements of compensation described above, Youbet also awards its executives with certain other benefits or perquisites, including medical insurance payments, an automobile allowance, vacation time, payment of life insurance premiums and other benefits particular to each executive. These types of benefits are designed with the specific needs of each executive in mind to facilitate the completion of the individual’s duties and business objectives, which in the aggregate will improve executive efficiency. In addition, these benefits are offered in an effort to maintain a compensation package that is competitive with companies that are similar to Youbet. Youbet believes that the improved executive efficiency and competitiveness that these other benefits provide will help Youbet achieve financial success and executive retention.
Each of Messrs. Champion, Sproule and Solomon receive coverage under the health care and life insurance plans offered by Youbet, paid vacation time per year (six weeks for Mr. Champion and four weeks for each of Mr. Sproule and Mr. Solomon) and an automobile allowance. In addition, Messrs. Champion and Sproule also receive reimbursement of up to $10,000 for financial and tax planning services, country club dues reimbursement (including meals and related miscellaneous expenses) and supplemental health insurance coverage.
Mr. Champion also receives additional benefits based upon his individual circumstances. Mr. Champion receives from Youbet an additional life insurance policy, a laptop computer and an option to travel via first class whenever traveling on behalf of Youbet. Youbet also provided Mr. Champion with duplicative living expenses to allow him to maintain an additional household in Pennsylvania until certain legal matters were resolved, and these payments ceased in March, 2006. In addition, Mr. Champion received reimbursement of certain selling expenses related to the disposal of his Pennsylvania residence. Mr. Champion also was entitled to reimbursement of closing costs for the purchase of a home in the Los Angeles area under his employment agreement and, in lieu of this reimbursement and with the approval of the Chairman of the Compensation Committee, Mr. Champion was reimbursed for closing costs for the purchase of a residence in Las Vegas in 2006.

Mr. Solomon also received supplemental compensation in 2006 based upon his individual circumstances. Mr. Solomon’s employment agreement provided for the award of options with an exercise price equal to the closing price on his date of employment and included a provision to the effect that, in the event Youbet was unable to issue these options, the agreement would be restructured so that Mr. Solomon would be substantially, equivalently and effectively the same from a financial perspective. At Mr. Solomon’s employment date and for a period of time thereafter, Youbet did not have sufficient shares available under its stock option plan to grant him the stock options provided under his employment agreement. In light of the increase in Youbet’s stock price from Mr. Solomon’s employment date to the time at which shares were available under the Equity Incentive Plan for his award and changes in the tax laws since his employment date, it was not possible for Youbet to issue stock options with an exercise price equal to the closing price on Mr. Solomon’s date of employment. Accordingly, Youbet negotiated a supplemental agreement with Mr. Solomon, and under that agreement, Mr. Solomon received supplemental payments of $458,004 in the aggregate paid in 12 monthly installments during 2006, which represented the difference between the closing price on his date of employment and the closing price on the date the stock options were finally issued plus a tax gross-up and which amounts are reported as “All Other Compensation” in the Summary Compensation Table. Mr. Solomon’s supplemental agreement was entered into prior to the Board designating the General Counsel as an executive officer position, and when advised of this arrangement, the Compensation Committee asked the full Board to review the supplemental agreement. Following vigorous deliberation, the Board decided, based on the facts and circumstances, to honor the supplemental agreement.
Benefits Payable upon Termination
As set forth under “Compensation of Executive Officers — Potential Payments Upon Termination or Change in Control”, benefits payable to executives upon termination of their services depends on the circumstances surrounding their termination. The purpose behind these benefits is to reward executives for commendable work-product during their tenure with Youbet and remain competitive among other similar companies. For example, in the event that any executive is terminated for Cause, as that term is defined in each employment agreement, such executive will receive his annual salary and other benefits up to the date of such termination. However, in the event the executive is terminated for a different reason, then he is entitled to an additional amount of compensation. In the event Mr. Champion is terminated upon disability, with Good Reason, as that term is defined in his employment agreement, or without Cause, he is entitled, among other things, to a severance payment of his annual salary for a three-year period. Similarly, Mr. Sproule is entitled to receive, among other things, a severance payment of his annual salary for a two-year period in the event he is terminated for Good Reason, as that term is defined in his employment agreement, or without Cause. This disparity between severance benefits upon termination for Cause and without Cause should not only provide incentive to executives to perform in Youbet’s best interests, but it should also provide them with adequate compensation for work performed while they were employed by Youbet.
Mix of Compensation Elements
Youbet has designed its compensation package for executives with a mix of elements, including short-term compensation, long-term compensation, cash based compensation and non-cash based compensation in an effort to achieve the objectives of Youbet’s compensation policies, plans and benefit programs outlined above. For example, offering both short-term compensation, such as annual salary, and long-term compensation, such as stock option awards, will allow Youbet to adequately compensate its executive officers for their performance as well as motivate them to continue to perform well to raise the value of their interest in Youbet. Offering long-term compensation also allows Youbet to compensate its executives at a level consistent with competitive companies during times when Youbet otherwise would not have been able to attract executive officers with short-term compensation only. Youbet designed this mix of short- and long-term compensation to achieve both short- and long-term financial success. In addition, combining non-cash based compensation, such as health plan coverage or the automobile allowance, with cash-based compensation provides Youbet’s executives with a level of specificity in the compensation packages that insures that certain aspects of each executive’s existence will be maintained, which Youbet believes will improve executive efficiency and overall performance. In addition, Youbet offers its executives individualized compensation, such as Mr. Champion’s duplicative living expenses, which he may not otherwise receive from competitive companies.

Stock Option Award Practices
Youbet’s Equity Incentive Plan is administered by the Compensation Committee of the Board. The Compensation Committee has sole discretion, subject to the limitations in the Equity Incentive Plan, to determine all questions of interpretation of the Equity Incentive Plan, as well as, to determine who the awards will be made to, the amounts and types of awards to be made, and the terms, conditions and limitations applicable to each award. The Compensation Committee may delegate its authority to approve certain awards and, prior to 2006, senior management had been delegated the authority to grant option awards to employees not subject to Section 16 of the Exchange Act, provided such awards were consistent with past practice and within ranges for various salary levels and specific positions. The Compensation Committee subsequently reviewed and ratified these grants.
The Compensation Committee has adopted a policy that:
•
delegates to senior management the authority to award options to newly hired associates that are not subject to Section 16 of the Exchange Act, subject to maximum awards for specified salary levels and specified positions; and

•	requires all other option grants to be approved by the Compensation Committee.
New-hire grants are subsequently reviewed and ratified by the Committee. With respect to other awards, Youbet senior management prepares a schedule of proposed option grants for the Compensation Committee to review, but the Committee can increase or decrease the proposed grant for any employee or group of employees, including executive officers. Youbet does not have any program, plan or practice to time option grants to its executives in coordination with the release of material non-public information. Youbet does not set the grant date of its stock option grants to new hires in coordination with the release of material non-public information, and does not time, nor does it plan to time, its release of material non-public information for the purpose of affecting the value of executive compensation.
When stockholders approved an increase in the number of shares which may be issued under the Equity Incentive Plan in 2006, the Board made a commitment to Youbet’s stockholders that for the next three fiscal years it would not grant (whether under the Equity Incentive Plan or under any other plans not approved by stockholders), in any fiscal year, awards representing a number of shares greater than 2.22%, which was the average annual rate for companies in Youbet’s Standard & Poor’s industry grouping, of the number of shares of Youbet’s common stock which Youbet believes will be outstanding at the end of that fiscal year. In 2006, Youbet issued options covering 993,717 shares in the aggregate, representing 2.36% of the total shares outstanding at December 31, 2006. Youbet intends to limit awards under the Equity Incentive Plan in 2007 to the extent that issuances for 2006 and 2007 will not exceed an average rate of 2.22%.
Youbet does not maintain formal stock ownership guidelines, but stock ownership is encouraged.
Recapture of Executive Compensation
Youbet intends to comply with Section 304 of the Sarbanes-Oxley Act of 2002. Section 304 requires companies to recapture certain compensation (such as, bonuses, incentive-based or equity-based compensation and gains on the sale of company securities) received by the company’s chief executive officer or the chief financial officer during a recapture period if the company is required to file an accounting restatement due to the company’s material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws. This recapture period is the twelve-month period following the first public issuance or filing with the SEC (whichever first occurs) of the financial document embodying such financial reporting requirements.

Accounting and Tax Considerations
Statement of Financial Accounting Standards Number 123 (revised) requires us to incur immediate compensation expense upon the award of stock options and other stock-based awards. We consider, and will continue to consider, the effect of compensation expense in making stock option awards.
Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly-held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance based. Non-performance based compensation paid to Youbet’s executive officers for the 2006 fiscal year did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to Youbet’s executive officers for the 2007 fiscal year will exceed that limit. As such, the Compensation Committee has determined that it does not need to take any action at this time to limit or restructure the elements of cash compensation payable to Youbet’s executive officers so as not to exceed the $1 million limit in Section 162(m). The Compensation Committee will reconsider this decision should the individual cash non-performance based compensation of any executive officer ever potentially exceeds the $1 million level.
Compensation Committee Report
The Compensation Committee of the Board has reviewed and discussed the foregoing “Compensation Discussion and Analysis” with Youbet’s management, and based on the review and discussions, the Compensation Committee has recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement.
April 25, 2007
Compensation Committee
Joseph Barletta, Chairman of the Committee
Gary Adelson
Doug Donn

Summary Compensation Table
The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2006. Several components of compensation paid to each named executive officer are determined based on each officer’s employment agreement, which are summarized as follows:
Charles F. Champion
Effective June 16, 2003, Mr. Champion and Youbet entered into an employment agreement pursuant to which Mr. Champion serves as Chief Executive Officer and Chairman of the Board of Youbet. Effective as of August 1, 2005, Mr. Champion and Youbet entered into the First Amendment to his employment agreement, and effective as of December 31, 2005, Mr. Champion and Youbet entered into a Second Amendment to his employment agreement. Mr. Champion’s compensation is generally set by his employment agreement. Mr. Champion is entitled to the following compensation under his employment agreement:
•
An annual salary set originally at $440,000 for the first year of his employment with an annual increase of the greater of a 6% increase in what his salary was the prior year or the increase in the consumer price index for the Los Angeles metropolitan statistical area over what his salary was during the preceding year;

•
A bonus of not less than 50% of his annual salary if Mr. Champion meets certain business objectives, or at least 25% of his annual salary if Youbet achieves the Adjusted EBITDA goal set for the year, regardless of whether Mr. Champion meets his business objectives; and

•
Certain perquisites, including contributions under Youbet’s 401(k) matching plan, life insurance benefits, medical insurance, reimbursement for financial planning assistance, an allowance for an automobile and reimbursement for country club dues.

The foregoing summary highlights the material terms relevant to an understanding of the disclosure in the table below. In addition, Mr. Champion’s agreement provides him with tag along rights in the event of a sale of 25% or more of Youbet’s common stock to a third party. For more information regarding Mr. Champion’s employment agreement, as amended, see exhibit 10.25 to Youbet’s Form 10-KSB for the year ended December 31, 2003, exhibit 10.2 to Youbet’s Form 10-Q for the quarter ended September 30, 2005, and exhibit 10.9 to Youbet’s Form 10-K for the year ended December 31, 2005.
Gary W. Sproule
Effective August 2, 2004, Mr. Sproule and Youbet entered into an employment agreement, and, effective as of August 1, 2005, Mr. Sproule and Youbet entered into a First Amendment to his employment agreement pursuant to which Mr. Sproule agreed to assume the position of Chief Financial Officer. Mr. Sproule’s salary was set under his employment agreement for the first two years, and changes for 2006 and future years are at the discretion of the Compensation Committee. Mr. Sproule is entitled to the following compensation under his employment agreement:
•
A bonus of not less than 40% of his annual salary if Mr. Sproule meets certain business objectives, or at least 20% of his annual salary if Youbet achieves the Adjusted EBITDA goal set for the year, regardless of whether Mr. Sproule meets his business objectives; and

•
Certain perquisites, including contributions under Youbet’s 401(k) matching plan, life insurance benefits, medical insurance, reimbursement for financial planning assistance and an allowance for an automobile.

The foregoing summary highlights the material terms relevant to an understanding of the disclosure in the table below. For more information regarding Mr. Sproule’s employment agreement, as amended, see exhibit 10.2 to Youbet’s Form 10-Q for the quarter ended June 30, 2004, and exhibit 10.4 to Youbet’s Form 10-Q for the quarter ended September 30, 2005.
Scott Solomon
Effective July 20, 2004, Mr. Solomon and Youbet entered into an employment agreement pursuant to which Mr. Solomon agreed to serve as the General Counsel of Youbet. Effective August 1, 2005, Mr. Solomon and Youbet entered into the First Amendment to his employment agreement pursuant to which Mr. Solomon’s term of employment was extended to July 31, 2007, his annual salary was set at $300,000 for the term of the agreement and his bonus award was adjusted. Mr. Solomon gave notice of his resignation on April 16, 2007. Mr. Solomon was entitled to the following compensation under his employment agreement:

•	An annual salary of $300,000;
•	A bonus of not less than 40% of his annual salary if Mr. Solomon meets certain business objectives, or, in any event, at least 20% of his annual salary; and
•	Certain perquisites, including contributions under Youbet’s 401(k) matching plan, life insurance benefits, medical insurance and an allowance for an automobile.
In addition, Mr. Solomon also received compensation from Youbet under a Supplemental Compensation Agreement, which is described in more detail under the “Compensation Discussion & Analysis—Elements of Executive Compensation—Other Benefits” section above.
The foregoing summary highlights the material terms relevant to an understanding of the disclosure in the table below. For more information regarding Mr. Solomon’s employment agreement, as amended and supplemented, see exhibit 10.2 to Youbet’s Form 10-Q for the quarter ended September 30, 2006.

				Option	All Other
Name and Principal		Salary	Bonus	Awards	Compensation	Total
Position	Year	($)	($)	($) (1)	($) (2)	($)

Charles F. Champion Chairman of the Board, Chief Executive Officer and President	2006	510,470	262,023	—	170,439	942,932

Gary W. Sproule Chief Financial Officer	2006	344,500	137,800	—	53,094	535,394

Scott A. Solomon Former General Counsel	2006	300,000	120,000	—	487,660	907,660

(1)
All outstanding stock options held by executive officers at year-end had either not vested in 2006 or vested prior to the beginning of 2006, so no compensation expense was recognized in Youbet’s consolidated financial statements for the year ended December 31, 2006 (the 2006 Financial Statements).

(2)	The amounts reported as All Other Compensation for each executive officer consist of:

							Duplicate
	401(k) Plan	Life	Medical	Financial	Auto	Country	Living/Closing	Supplemental
	Matching	Insurance	Insurance	Planning	Allowance	Club Dues	Expenses	Payment

Charles F. Champion	$13,200	$22,573	$7,492	$10,000	$9,000	$7,846	$100,328	$—

Gary W. Sproule	13,200	5,417	7,983	10,000	9,000	7,494	—	—

Scott A. Solomon	13,200	1,277	7,983	—	7,200	—	—	458,004	*

*	Includes a tax gross-up of $143,004.

Grants of Plan Based Awards
Youbet provides long-term incentives to the named executive officers through awards under the Youbet.com, Inc. Equity Incentive Plan. The Equity Incentive Plan provides for various forms of equity-based incentive compensation with respect to Youbet’s common stock, including stock options, stock appreciation rights, stock bonuses, restricted stock awards and performance units and awards consisting of combinations of such incentives. To date, Youbet has only awarded stock options under the Equity Incentive Plan.
The following table sets forth information regarding stock options granted to the named executive officers under the Equity Incentive Plan during the fiscal year ended December 31, 2006.

				Grant Date Fair
		Number of Securities	Exercise	Value of Stock
		Underlying Options	Price of Option	Option Awards
Name	Grant Date	(#)	Awards ($/share)	($)(1)

Charles F. Champion	—	—	—	—

Gary W. Sproule	December 7, 2006	100,000	3.67	146,150

Scott A. Solomon	December 7, 2006	125,000 (2)	3.67	182,687

(1)
Represents the fair value of the stock options as determined under Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments” (SFAS 123R). For a description of the methodology and assumptions used to determine these amounts, see Note 13 to the 2006 Financial Statements.

(2)	None of these options had vested when Mr. Solomon resigned in April 2007 and, therefore, all of these stock options were forfeited.

Outstanding Equity Awards at Fiscal Year-End
The following table sets information regarding stock options held by the named executive officers and outstanding at December 31, 2006.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised
	Options	Options
	(#)	(#)	Option Exercise	Option Expiration
Name	Exercisable	Unexercisable	Price ($)	Date

Charles F. Champion	400,000	—	0.60	March 11, 2012

	350,000	—	0.57 or 0.54	September 1, 2012

	950,000	—	2.23	November 21, 2013

Gary W. Sproule	300,000 (1)	—	0.78	June 3, 2007

	300,00	—	2.49	January 1, 2009

	100,000	100,000 (2)	3.67	December 6, 2016

Scott A. Solomon	25,000	—	4.49	December 13, 2015 (3)

	22,271	—	4.49	December 13, 2015 (3)

	127,729	—	4.49	December 13, 2015 (3)

	125,000	125,000	3.67	December 6, 2016 (4)

(1)	Mr. Sproule exercised this option on March 27, 2007.

(2)
The 2006 stock option grants vest in four equal installments of 25% of the total award, beginning on December 7, 2007. The stock options are exercisable for a period of ten years. For information regarding the treatment of stock options in a termination event or change of control of Youbet, see “Compensation of Executive Officers — Potential Payments Upon Termination or Change in Control” below.

(3)	In light of Mr. Solomon’s resignation, each of these option grants will expire on July 26, 2007.

(4)	None of these options had vested when Mr. Solomon resigned in April 2007 and, therefore, all of these stock options were forfeited.

Potential Payments upon Termination or Change in Control
The tables below reflect the amount of compensation to each of Charles F. Champion and Gary W. Sproule in the event of termination of their employment with Youbet. The amounts shown assume that termination was effective as of December 31, 2006.
Compensation payable to each of Mr. Champion and Mr. Sproule upon an event of termination of employment is determined by the terms of their respective employment agreements with Youbet.
Under his employment agreement, Mr. Solomon was entitled to different benefits upon the termination of his employment with Youbet depending on whether his employment was terminated for Cause, with Good Reason or without Cause or in connection with a Change of Control (as such terms are defined in Mr. Solomon’s employment agreement). In light of his resignation, Mr. Solomon is not entitled to any severance benefits not available to Youbet employees generally.
Charles F. Champion
Under his employment agreement, Mr. Champion is entitled to certain benefits described in the table below if his employment is terminated upon death, upon Disability, for Cause, with Good Reason or without Cause or in connection with a Change of Control. The benefits that Mr. Champion is entitled to change depending on the circumstances of his termination; however, in any event of termination Mr. Champion will be reimbursed for (i) the difference between the amount vested and the actual three-year vest amount with respect to Youbet’s 401(k) plan and (ii) the difference in what is matched and the total match due to him, equal to 50% of his contribution, but not exceeding 3% of his annual income each year under Youbet’s 401(k) matching plan.
If Youbet terminates Mr. Champion’s employment for Cause, all payments of his annual salary shall cease upon the effective date of his termination by Youbet. However, Mr. Champion will still be entitled to receive any payments, including bonus payments, perquisites or business expenses, due to him, earned by him or incurred by him as of the date of his termination. Cause is define in Mr. Champion’s employment agreement as follows:
•
theft or embezzlement of the Youbet’s money, equipment or securities, provided, however, that good faith disagreements concerning Mr. Champion’s business expenses shall not constitute or be deemed to be theft or embezzlement;

•	conviction of a felony (other than a traffic violation) which results in material injury to Youbet;
•	willful act of disloyalty that is intended to and results in material injury to Youbet;
•	the failure to be licensable in his capacity as Chief Executive Officer of Youbet;
•	chronic alcoholism or addiction to non-medically prescribed drugs; or
•	material breach by Mr. Champion of his confidentiality, no interference and non-competition covenants contained in his employment agreement that results in material injury to Youbet.
If Mr. Champion resigns for Good Reason or his employment is terminated without Cause, he will be entitled to the following: his annual salary and unused vacation pay through the last day of his employment; his unpaid reimbursable business expenses incurred by him through the last day of his employment; his annual salary for a three-year time period; any earned but unpaid annual bonus compensation for the prior year, and the bonuses he would have received had he remained an employee with Youbet for another three years; medical benefits for himself and his family for three years following his termination; the perquisites available to him under his employment agreement, such as his automobile allowance and business expense reimbursement, for the three-year period following his termination; the immediate vesting of all unvested stock options; and first-class executive outplacement services for up to six months. However, Mr. Champion is required under his employment agreement to seek other employment to mitigate his damages as early as two years after his termination. Under Mr. Champion’s employment agreement, Good Cause is defined as follows:
•
withdrawal by Youbet from Mr. Champion of any substantial part of his duties then being performed, or responsibility or authority then being carried, by him, or a material change in the Mr. Champion’s reporting lines;

•	assignment by Youbet to Mr. Champion of substantial additional duties or responsibilities which are inconsistent with the duties or responsibilities then being carried by Mr. Champion;
•	material reduction in the level of Mr. Champion’s responsibility, authority, autonomy, title, compensation, executive perquisites or other employee benefits;
•	failure to keep Mr. Champion in office as Chairman and Chief Executive Officer and/or on the Board;
•
Youbet’s material breach of Mr. Champion’s employment agreement (or any other agreement between Mr. Champion and Youbet); and the failure of Youbet to cure such breach within thirty days of notice thereof;

•	material fraud on the part of Youbet; or

•
discontinuance of the active operation of business of Youbet, or insolvency of Youbet, or the filing by or against Youbet of a petition in bankruptcy or for reorganization or restructuring pursuant to applicable insolvency or bankruptcy law.

Upon a Change of Control of Youbet, Mr. Champion will be entitled to receive 750,000 additional, fully-vested stock options with an exercise price equal to the closing price of Youbet’s common stock on the date of the grant. A Change of Control is defined in Mr. Champion’s employment agreement as (i) the acquisition or possession by any person of beneficial ownership, directly or indirectly, of shares of Youbet’s capital stock having the power to cast more than 30% of the votes in the election of the board of directors or to otherwise designate a majority of the members of the board of directors, (ii) the sale or other disposition of all or substantially all of the business and assets of Youbet and its subsidiaries (on a consolidated basis) outside the ordinary course of business in a single transaction or series of related transactions; or (iii) any merger or consolidation of Youbet with another entity in which Youbet is not the surviving entity and in which either: (a) the surviving entity does not succeed to the rights and obligations of Youbet with respect to Mr. Champion’s employment agreement or (b) after giving effect to the merger or consolidation, a “Change of Control” under subparagraph (i) or (ii) above would have occurred as defined therein were the surviving entity deemed to be Youbet for purposes of subparagraphs (i) and (ii).
If Youbet terminates Mr. Champion’s employment due to a Disability, then Mr. Champion will be entitled to receive his annual salary, bonuses, benefits, perquisites, expenses and stock options he would have received for a period of three years commencing on the date his employment is terminated by Youbet. Under Mr. Champion’s employment agreement, a Disability is defined as a circumstance where Mr. Champion is so physically or mentally disabled, whether totally or partially, that he is unable to perform the duties, functions and responsibilities required under his employment agreement for a period of at least six consecutive months or shorter periods aggregating at least twelve months over a period of eighteen consecutive months.
If Mr. Champion dies, his estate will be entitled to receive the following: his annual salary; any unpaid bonuses for the prior year; the accrued share of his bonus for the fiscal year of his death; earned and unused vacation time; insurance payments earned through the date of his death; and any business expenses due and owning to him at the time of his death. In addition, his estate would receive all of his vested stock options.
Mr. Champion also agreed under his employment agreement that, in the event of his termination from Youbet, he would not for a period of one year induce any employee of Youbet to terminate his employment with Youbet or be employed by the Internet gaming divisions of any direct competitor of Youbet without the prior consent of Youbet.
If Mr. Champion were to have been terminated for Cause or had died at December 31, 2006, he (or his estate) would have received no more than the amounts reported in the Summary Compensation Table above. The following table shows the potential payments upon termination for reasons other than for Cause or death for Charles F. Champion.

	Termination for	Termination
	Good Reason or	upon a Change of
	without Cause	Control	Disability

Compensation:
Salary	$1,531,410	$—	$1,531,410
Bonus (1)	382,852	—	382,852
Stock options (2)	—	1,096,125	—
Benefits and Perquisites:
Life insurance	67,719	—	67,719
Medical and dental insurance	22,478	—	22,478
Accrued vacation pay	68,055	—	68,055
Financial planning	30,000	—	30,000
Auto allowance	27,000	—	27,000
Country club dues (3)	23,538	—	23,538
Out placement services	7,500	—	—

(1)	Assumes Youbet achieves the Adjusted EBITDA target required for a bonus of 25% of annual salary in each of the three years following termination.

(2)
This amount represents the fair value of 750,000 fully-vested stock options granted as of December 30, 2006. For a description of the methodology and assumptions used to determine this amount, see Note 13 to the 2006 Financial Statements.

(3)	Assumes same dues in each of the three years following termination, although Mr. Champion’s employment agreement provides him with discretion in his choice of country clubs.
Gary W. Sproule
Under his employment agreement, Mr. Sproule is entitled to different benefits upon the termination of his employment with Youbet depending on whether his employment is terminated for Cause or with Good Reason or without Cause. Mr. Sproule’s agreement does not provide for benefits upon a change of control of Youbet.
If Youbet terminates Mr. Sproule’s employment for Cause, all of Mr. Sproule’s compensation payments shall cease upon the effective date of his termination by Youbet. Cause is define in Mr. Sproule’s employment agreement as follows:
•	theft or embezzlement of the Youbet’s money, equipment or securities;
•	conviction of a felony (other than a traffic violation) which results in material injury to Youbet;
•	willful act of disloyalty that is intended to and results in material injury to Youbet;
•	the failure to be licensable in his capacity as Chief Financial Officer of Youbet;
•	chronic alcoholism or addiction to non-medically prescribed drugs; or
•	material breach by Mr. Sproule of his confidentiality, no interference and non-competition covenants contained in his employment agreement that results in material injury to Youbet.
If Mr. Sproule resigns for Good Reason or his employment is terminated without Cause, he will be entitled to his annual salary, any earned and unpaid bonus, accrued and unused vacation, if any, and insurance payments for a period of two years. Under Mr. Sproule’s employment agreement, Good Cause is defined as follows:
•
withdrawal by Youbet from Mr. Sproule of any substantial part of his duties then being performed, or responsibility or authority then being carried, by him, or a material change in the Mr. Sproule’s reporting lines;

•	assignment by Youbet to Mr. Sproule of substantial additional duties or responsibilities which are inconsistent with the duties or responsibilities then being carried by Mr. Sproule;
•	reduction in the level of Mr. Sproule’s responsibility, authority, autonomy, title, compensation, executive perquisites or other employee benefits;
•
Youbet’s material breach of Mr. Sproule’s employment agreement (or any other agreement between Mr. Sproule and Youbet); and the failure of Youbet to cure such breach within thirty days of notice thereof;

•	material fraud on the part of Youbet; or
•
discontinuance of the active operation of business of Youbet, or insolvency of Youbet, or the filing by or against Youbet of a petition in bankruptcy or for reorganization or restructuring pursuant to applicable insolvency or bankruptcy law.

Mr. Sproule also agreed under his employment agreement that, in the event of his termination from Youbet, he would not for a period of one year induce any employee of Youbet to terminate his employment with Youbet or be employed by the Internet gaming divisions of any direct competitor of Youbet without the prior consent of Youbet.
If Mr. Sproule were to have been terminated for Cause at December 31, 2006, he would have received no more than the amounts reported in the Summary Compensation table above. The following table shows the potential payments upon termination of Gary W. Sproule for Good Reason or without Cause.

Termination for Good Reason
or without Cause

Compensation:
Salary	$689,000
Bonus (1)	137,800
Stock options (2)	146,150
Benefits and Perquisites:
Life insurance	1,008
Medical and dental insurance	7,984
Accrued vacation pay	35,156

(1)	Assumes Youbet achieves the Adjusted EBITDA target required for a bonus of 20% of annual salary in each of the two years following termination.

(2)	Represents the fair value, calculated in accordance with SFAS 123R, of the acceleration of vesting of 100,000 stock options granted on December 7, 2006.
DIRECTOR COMPENSATION
The Compensation Committee has the responsibility for recommending to the Board compensation and benefits for non-employee directors. Youbet does not provide directors who are employees of Youbet with compensation for their services as directors. Currently, Youbet’s only employee director is its Chief Executive Officer and Chairman of the Board, Charles F. Champion. For a discussion of Mr. Champion’s compensation see “Compensation of Executive Officers — Compensation Discussion and Analysis” and “Compensation of Executive Officers — Summary Compensation Table”. In determining compensation for members of the Board, the Compensation Committee considers the same goals and objectives outlined for Youbet’s executive compensation policies, plans and benefit programs discussed in the “Compensation of Executive Officers — Compensation Discussion and Analysis” section.
Non-employee directors receive the following compensation:
•	A $14,000 annual retainer;
•	Additional annual retainers of $5,000, $3,500 and $2,000 for the Audit Committee Chairman, Compensation Committee Chairman and other committee chairmen, respectively;
•	Per diem fees of $1,000 for services and activities performed on behalf of the Board and its committees;
•	An annual grant of stock options ($35,000 converted into a number of options using a Black-Scholes valuation model or 15,000 options, whichever is greater);
•	A cash payment of $1,000 for Board meetings attended in person ($500 for attending via telephone); and
•	A cash payment of $500 for committee meetings attended in person ($250 for attending via telephone).
All stock option exercise prices are set at the current market price on the day of the grant. The options vest monthly over one year and are exercisable for a period of ten years from the date of grant. Non-employee directors are also reimbursed for travel costs and other out-of-pocket expenses incurred to attend Board and Board committee meetings.
Youbet believes that a mix of compensation, including long-term stock options and short-term, cash based compensation, should provide adequate incentive for directors to meet Youbet’s business goals on a short- and long-term basis. Youbet also designed its Board compensation policy to reward its Board members for donating more of their time to Youbet. For example, director compensation increases for taking on more responsibility as committee chairmen, performing services and activities performed on behalf of the Board and attending meetings in person. The Compensation Committee of the Board periodically reviews the non-employee director compensation and benefits.
Mr. Marshall receives payments and certain benefits from Youbet under a services agreement described under “Certain Relationships and Related Transactions — David Marshall, Inc.” below and, therefore, Mr. Marshall does not receive separate compensation for serving as Vice Chairman of the Board. Amounts paid under Mr. Marshall’s services agreement are set forth in the table below.

The table below summarizes the total compensation paid or earned by each of the directors for the fiscal year ended December 31, 2006.

	Fees
	Earned
	or
	Paid in	Option		All Other
	Cash	Awards		Compensation	Total
Name	($)	($) (2)		($)	($)

David M. Marshall	290,103	—		21,759 (9)	311,862

Gary Adelson	21,107	43,498	(3)	—	97,307

Joseph F. Barletta	28,250	28,050	(4)	—	83,600

R. Douglas Donn	19,817	30,056	(5)	—	88,517

James Edgar	23,628	28,652	(6)	—	85,128

Steven C. Good	22,500	13,324	(7)	—	84,600

F. Jack Liebau	23,250	30,027	(8)	—	91,950

Robert Brierley (1)	6,250	24,124		—	30,374

(1)
Mr. Brierley did not stand for re-election at the 2006 annual meeting of stockholders and, therefore, his service as a member of the Board, Chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee ceased on June 15, 2006, the date of the 2006 Annual Meeting. In January 2007, Mr. Brierley entered into a consulting agreement with Youbet. For more information, see “Certain Relationships and Related Transactions — Robert Brierley.”

(2)
Represents the amount recognized in the 2006 Financial Statements as determined in accordance with SFAS 123R. For a description of the methodology and assumption used to determine these amounts, see Note 13 to the 2006 Financial Statements.

(3)	The grant date was April 17, 2006, and the fair value of this grant was $76,200, based on the $5.08 per share closing price reported on the NASDAQ Capital Market on the grant date.

(4)	The grant date was December 29, 2006, and the fair value of this grant was $55,350, based on the $3.69 per share closing price reported on the NASDAQ Capital Market on the grant date.

(5)	The grant date was June 2, 2006, and the fair value of this grant was $68,700, based on the $4.58 per share closing price reported on the NASDAQ Capital Market on the grant date.

(6)	The grant date was June 19, 2006, and the fair value of this grant was $61,500, based on the $4.10 per share closing price reported on the NASDAQ Capital Market on the grant date.

(7)	The grant date was June 15, 2006, and the fair value of this grant was $62,100, based on the $4.16 per share closing price reported on the NASDAQ Capital Market on the grant date.

(8)	The grant date was June 2, 2006, and the fair value of this grant was $68,700, based on the $4.58 per share closing price reported on the NASDAQ Capital Market on the grant date.

(9)
Consists of an automobile allowance of $9,000 and $12,759 for medical and life insurance received by Mr. Marshall under a services agreement. For more information, see “Certain Relationships and Related Transactions — David Marshall, Inc.”

The following table sets forth information regarding stock options held by Youbet directors, other than Charles Champion, and outstanding as of December 31, 2006.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised
	Options (#)	Options (#)	Option Exercise
Board Member	Exercisable	Nonexercisable	Price ($)	Option Expiration Date

David Marshall *	—	—	—	—

Gary Adelson	40,000	—	$0.68	April 14, 2012
	15,000	—	2.74	October 6, 2013
	20,000	—	5.62	April 14, 2014
	15,000	—	4.84	June 1, 2015
	13,750	1,250	5.08	April 16, 2016

Joseph Barletta	10,000	—	$2.74	October 6, 2013
	10,000	—	2.47	December 29, 2013
	15,000	—	4.84	June 1, 2015
	5,000	—	4.84	June 1, 2015
	13,750	1,250	4.73	December 29, 2015
	—	15,000	3.69	December 28, 2016

Douglas Donn	15,000	—	$4.84	June 1, 2015
	6,250	8,750	4.58	April 16, 2016

James Edgar	40,000	—	$0.67	June 18, 2012
	40,000	20,000	0.67	June 18, 2012
	20,000	—	2.74	October 6, 2013
	25,000	—	4.26	June 18, 2014
	15,000	—	4.91	June 16, 2015
	6,923	8,077	4.10	June 18, 2016

Steven Good	6,250	8,750	$4.14	June 14, 2016

Jack Liebau	15,000	—	$4.84	June 1, 2015
	6,250	8,750	4.58	June 1, 2016

Robert Brierley **	—	—	—	—

*	David Marshall does not receive stock options for his service as a director of Youbet.

**	Mr. Brierley’s stock options expired 90 days after his service on the Board ceased in June 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
David Marshall, Inc.
Effective February 1, 2005, David Marshall, Inc. (DMI) and Youbet entered into a First Amended and Restated Services Agreement. Youbet has engaged DMI to retain the consulting services of David Marshall, who currently serves as the Vice Chairman of the Board of Directors of Youbet. Pursuant to the Services Agreement, Mr. Marshall has agreed to provide Youbet with consulting services in the areas of strategic planning and partnering, business development, business operations, investor relations and such other areas as DMI and Youbet may agree. In exchange for Mr. Marshall’s services, Youbet (i) paid DMI an annual base fee of $290,103 in 2006 (subject to annual 6% increases), and (ii) provides Mr. Marshall with certain other benefits consistent with those given to Youbet’s senior management, such as a monthly automobile allowance and coverage under Youbet’s health and group life insurance plans. DMI will also be entitled to receive additional incentive payments (i) based upon a percentage of “Net Revenues” (as defined in the Services Agreement) collected by Youbet in connection with contracts or projects initiated by, closed with the material assistance of, or for which material assistance was provided by, Mr. Marshall, and (ii) equal to 1% of any debt or equity investment sourced directly through Mr. Marshall. The Services Agreement expires on January 31, 2008; provided, however, that the Services Agreement will renew automatically for successive one year terms until DMI or Youbet delivers a termination notice to the other party. The agreement also contains certain termination provisions that specify the payments to be made to DMI upon the death or disability of Mr. Marshall or any termination of the Services Agreement for “good reason” or with or without “cause” (as such terms are defined in the Services Agreement).
Robert Brierley
In January 2007, Youbet entered into a two year consulting agreement with Robert Brierley to provide assistance in the following areas: (i) financial planning and management, including the provision of (a) recommendations and suggestions for improvement of the performance of the finance department of Youbet, (b) advice on certain policies, practices, procedures and personnel, and (c) assistance with the recruitment, selection and acclimation of a new Chief Financial Officer; (ii) strategic planning and execution; and (iii) Board communication. Pursuant to this agreement, Mr. Brierley will receive a fee of $5,000 per month for the two-year term for approximately 25 hours dedicated per month to his consulting services. Mr. Brierley was a director of Youbet until June 2006 and did not stand for re-election at the 2006 annual meeting of stockholders.
For a description of employment agreements between Youbet and the named executive officers, see “Compensation of Executive Officers — Summary Compensation Table” above.
Procedures for Approval of Related Person Transactions
Pursuant to its charter, the Audit Committee is responsible for considering and approving or disapproving transactions involving Youbet and any director, executive officer, senior financial officer or any related party and other questions of actual and potential conflicts of interest or appearances of impropriety of or involving Youbet’s directors, executive officers, senior financial officers or any related party as they may arise, from time to time. The charter provides the following specific guidelines for consideration when discharging this function: (i) whether or not the relationship or transaction is on terms and conditions not materially less favorable to Youbet than could be obtained from an independent third party; (ii) the reasons for and the benefits obtainable by Youbet from such relationship or transaction; (iii) the impact of such relationship or transaction on the director’s or officer’s ability to continue to serve the best interests of Youbet; and (iv) anticipated stockholder reaction to such relationship or transaction. The services agreement with DMI and the consulting agreement with Mr. Brierley, however, in light of the compensatory nature of these arrangements, were reviewed by the Compensation Committee, which itself is comprised of independent directors.

PROPOSALS TO BE VOTED UPON
PROPOSAL NO. 1
ELECTION OF DIRECTORS
The Board has nominated the following nine persons for election as directors of Youbet: Charles F. Champion, David M. Marshall, Gary Adelson, Joseph F. Barletta, Michael Brodsky, James Edgar, Steven C. Good, F. Jack Liebau and Jay R. Pritzker. All of these directors will serve for a term of one year or until such director’s successor is elected and qualified.
The persons named in the proxy will vote FOR these nominees, except where authority has been withheld as to a particular nominee.
The nine nominees for director who receive the most votes from those shares present or represented at the meeting will be elected. The nominees have consented to being named in this proxy statement and to serve their terms if elected. If the nominees should for any reason become unavailable for election, proxies may be voted with discretionary authority by the persons appointed as proxies for any substitute designated by the Board of Directors of Youbet.
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THESE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS OF THE COMPANY.
OTHER MATTERS
Future Stockholder Proposals
If you wish to submit proposals to be included in Youbet’s 2008 proxy statement, Youbet must receive your proposals on or before April 24, 2008. Please address your proposals to Youbet’s Secretary at Youbet.com, Inc., 5901 De Soto Avenue, Woodland Hills, California 91367. Proposals must satisfy the procedures set forth in Rule 14a-8 under the Exchange Act. In addition, Youbet’s Amended and Restated Bylaws provide that any stockholder proposals, including nominations of directors, may be considered at a stockholders meeting, only if written notice of the proposal is delivered to Youbet not less than 50 nor more than 90 days in advance of the meeting. Any stockholder wishing to submit a proposal at the 2008 annual meeting should contact the Secretary of Youbet after March 1, 2008 to obtain the actual meeting date and proposal deadlines. A stockholder’s notice to Youbet with respect to proposals for a meeting shall set forth as to each matter the stockholder proposes to bring before the meeting:
•	a brief description of the business desired to be brought before the meeting;

•	the stockholder’s name and address as they appear on Youbet’s books;

•	the class and number of shares of common stock that are beneficially owned by such stockholder; and

•	any material interest of the stockholder in such proposal.
For the procedural requirements for stockholders submitting director nominees for consideration, see “Information About the Board of Directors, Board Committees and Director Compensation — Committees of the Board of Directors — Nominating and Corporate Governance Committee” above.
Householding of Special Meeting Materials
Some banks, brokers and other nominee recordholders may be participating in the practice of “householding” proxy statement and annual reports. This means that only one copy of this notice and proxy statement may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your bank, broker or other nominee. Upon written or oral request to the Secretary at Youbet.com, Inc., 5901 De Soto Avenue, Woodland Hills, California 91367, 818-668-2100, we will provide a separate copy of the annual report and proxy statement. In addition, stockholders sharing an address can request delivery to a single copy of annual reports or proxy statement if you are receiving multiple copies upon written or oral request to the Secretary at the address and telephone number stated above.

FORWARD-LOOKING STATEMENTS
This proxy statement contains certain forward-looking statements. Statements containing expressions such “may”, “will”, “project”, “might”, “expect”, “believe”, “anticipate”, “intend”, “could”, “would”, “estimate”, “potential”, “continue” or “pursue”, or the negative or other variations thereof or comparable terminology used in Youbet’s press releases and in its reports filed with the SEC are intended to identify forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause Youbet’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this report. Although Youbet believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. From time to time, these risks, uncertainties and other factors are discussed in Youbet’s annual report on Form 10-K for the year ended December 31, 2006. Such factors include, without limitation, the following: the timely development and market acceptance of new products and technologies; the successful integration of acquisitions; our ability to secure additional sources of financing; our ability to control operating expenses; our ability to successfully integrate recent acquisitions, our ability to retain our customers, the risk of damage to our computer systems, increased competition in the advance deposit wagering business; a decline in the public acceptance of wagering; wagering ceasing to be approved in jurisdictions where Youbet currently operates; the limitation, conditioning or suspension of any of Youbet’s licenses; increases in or new taxes imposed on wagering revenues; loss or retirement of key executives; and a decline in the general economy. Stockholders and other readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this proxy statement. Youbet does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

By Order of the Board of Directors,
/s/ Gary W. Sproule
Gary W. Sproule
Corporate Secretary

Woodland Hills, California
April 30, 2007

Appendix A
YOUBET.COM, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
June 13, 2007
The undersigned stockholder acknowledges receipt of the Notice of the 2007 Annual Meeting of Stockholders and the related proxy statement and hereby appoints Charles F. Champion and Gary W. Sproule, or either of them, proxies for the undersigned, each with full power of substitution, to vote all of the undersigned’s shares of common stock of Youbet.com, Inc. (the “Company”) at the 2007 Annual Meeting of Stockholders to be held at the Company’s headquarters office located at 5901 De Soto Avenue, Woodland Hills, California 91367, on June 13, 2007, at 10:00 a.m., Pacific Time, and at any adjournments or postponements thereof.
(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF
YOUBET.COM, INC.
June 13, 2007
PROXY VOTING INSTRUCTIONS
MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.
- or -
TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- or -
INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
COMPANY NUMBER

ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 p.m., New York Time on June 12, 2007.
Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE DIRECTORS NOMINATED IN PROPOSAL 1.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE X .
1.
The Board of Directors has nominated the following nine persons for election as directors of the Company. All of these directors will serve for a term of one (1) year or until such director’s successor is elected and qualified.

NOMINEES

___For All Nominees	___ Charles F. Champion
___Withhold Authority for All Nominees	___ David M. Marshall
___For All Except	___ Gary Adelson
(See instructions below)	___ Joseph F. Barletta
___ Michael Brodsky
___ James Edgar
___ Steven C. Good
___ F. Jack Liebau
___ Jay R. Pritzker
INSTRUCTION: to withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the space next to each nominee you wish to withhold, as shown here: X .
2.	In their discretion, upon such other matters as may properly come before the meeting.

Please sign, date and return this proxy card in the envelope enclosed. This proxy card will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for the election of all nominees in Item 1 and will grant discretionary authority pursuant to Item 2. This proxy will revoke all prior proxies signed by you.
To change the address on your account, please check the box at right and indicate your new address in the address space provided above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ___
Stockholder’s Signature

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.